                              [METLIFE LETTERHEAD]

Contacts:    For Media:        John Calagna
                               (212) 578-6252

             For Investors:    Tracey Dedrick
                               (212) 578-5140

                  METLIFE ANNOUNCES THIRD QUARTER 2004 RESULTS

              REPORTS NET INCOME OF $0.92 PER SHARE, A 23% INCREASE

NEW YORK, October 27, 2004 - MetLife, Inc. (NYSE: MET) today reported third quarter 2004 net income of $695 million, or $0.92 per diluted share, compared with $574 million, or $0.75 per diluted share, for the third quarter of 2003.

THIRD QUARTER 2004 HIGHLIGHTS

-     Achieved quarterly net income of $695 million

- Earned total premiums, fees and other revenues of $6.8 billion, a 13% increase over the prior year period

Top-line revenue growth in all of MetLife's business segments, strong interest spreads and an improvement in net investment gains all contributed to the 21% increase in net income in the third quarter of 2004, compared with the prior year period.

"During the quarter, MetLife continued to deliver positive results across all of its business segments. Premiums, fees and other revenues increased by 13% and we continued to benefit from strong investment spreads, notwithstanding flat equity market performance and the continued low interest rate environment," said Robert
H. Benmosche, chairman and chief executive officer, MetLife, Inc.

"At the same time, we continued to make effective use of our excess capital to deliver value for our shareholders," continued Benmosche. "We doubled our annual dividend to $0.46 per share and, in the fourth quarter, we plan to repurchase up to $200 million of common stock in addition to our previously announced intent to repurchase $500 million in 2004. And, in another sign of our commitment to increasing shareholder value, MetLife's board has authorized a new $1 billion common stock repurchase plan."

"At MetLife, we are focused on offering and introducing competitive, innovative financial solutions that not only build financial freedom for our customers, but also enable us to generate top-line growth in our businesses," added Benmosche.

Net income for the third quarter of 2004 includes net investment gains, net of income taxes, of $118 million, partially offset by charges directly related to net investment gains and losses, net of income taxes, of $44 million. In addition, net income for the third quarter of 2004 includes a $9 million ($0.01 per diluted share) benefit from a revision of the estimate of income taxes for 2003.

Net income for the third quarter of 2003 includes net investment losses, net of income taxes, of $68 million, partially offset by credits directly related to net investment gains and losses, net of income taxes, of $26 million. In addition, net income for the third quarter of 2003 includes a $28 million benefit, net of income taxes, from a reduction of a previously established liability related to Metropolitan Life Insurance Company's race conscious underwriting settlement, as well as a $36 million benefit from a revision of the estimate of income taxes for 2002. (These items combined are $0.08 per diluted share.)

MetLife analyzes its performance using non-GAAP measures called operating earnings and operating earnings per diluted share. Operating earnings is defined as GAAP net income, excluding net investment gains and losses and directly related charges or credits, net of income taxes, and the impact from the cumulative effect of a change in accounting, net of income taxes. Scheduled settlement payments on derivative instruments not qualifying for hedge accounting treatment are included in operating earnings. Operating earnings per diluted share is calculated by dividing operating earnings as defined above by the number of weighted average diluted shares outstanding for the period indicated. MetLife believes these measures enhance the understanding and comparability of its performance by excluding the net effect of investment gains and losses and directly related charges or credits, which can fluctuate significantly from period to period, and the impact of the cumulative effect of accounting changes, net of income taxes, thereby highlighting the results from operations and the underlying profitability drivers of the business. Operating earnings and operating earnings per diluted share should not be viewed as substitutes for GAAP net income and GAAP net income per diluted share, respectively.

Operating earnings for the third quarter of 2004 were $621 million, or $0.82 per diluted share, compared with $616 million, or $0.81 per diluted share for the prior year period.

A reconciliation of net income and net income per diluted share to operating earnings and operating earnings per diluted share follows:

                                                  For the three months ended September 30,
                                                  ----------------------------------------
                                                        2004                  2003
                                                  ----------------      ----------------
                                                            (Dollars in millions,
                                                           except per share data)
Net income                                        $ 695      $0.92      $ 574      $0.75
Net investment (gains) losses, net of
   income taxes(1)                                 (118)     (0.16)        68       0.09
Adjustments related to net investment (gains)
   losses, net of income taxes (2)                   44       0.06        (26)     (0.03)
                                                  -----      -----      -----      -----
Operating earnings                                $ 621      $0.82      $ 616      $0.81
                                                  =====      =====      =====      =====

(1) Net investment gains (losses), net of income taxes, include gains (losses) on sales of real estate and real estate joint ventures related to discontinued operations of $(10)million and $4 million, respectively, for the three months ended September 30, 2004 and 2003. In addition, net investment gains (losses), net of income taxes, exclude gains of $8 million and $22 million for the three months ended September 30, 2004 and 2003, respectively, from scheduled settlement payments on derivative instruments not qualifying for hedge accounting treatment.

(2) Adjustments related to net investment gains (losses), net of income taxes, include amortization of deferred policy acquisition costs, adjustments related to the policyholder dividend obligation and amounts allocable to certain participating contracts.

NINE MONTH HIGHLIGHTS

- Increased total premiums, fees and other revenues to $19.6 billion, up 10% from the prior year period

-     Continued strong investment spreads

- Grew equity book value, excluding other comprehensive income, nearly 13% to $20.2 billion from the prior year period

NINE MONTH RESULTS

Net income for the first nine months of 2004 is $2.25 billion, or $2.97 per diluted share, compared with $1.52 billion, or $2.04 per diluted share, for the first nine months of 2003. Net income for the first nine months of 2004 includes net investment gains, net of income taxes, of $296 million; charges directly related to net investment gains and losses, net of income taxes, of $37 million; a $105 million benefit ($0.14 per diluted share) from the resolution of an IRS audit in the second quarter of 2004; and an approximate $86 million charge, net of income taxes, ($0.11 per diluted share) in the first quarter of 2004 for the cumulative effect of a change in accounting resulting from the required application of a new accounting standard (AICPA Statement of Position 03-1).

The cumulative effect of a change in accounting was recorded in the first quarter of 2004 in the amount of $158 million, net of income taxes. As a result of additional guidance provided by the AICPA that relates to the definition of policy assessments in determining benefit liabilities, this charge was reduced by $72 million, net of income taxes, to $86 million, net of income taxes, in the third quarter of 2004. This new guidance, which the company was required to apply retroactively to January 1, 2004, resulted in a $75 million, net of income taxes, increase to first quarter 2004 net income (including the $72 million adjustment to the cumulative effect of a change in accounting) and a $7 million, net of income taxes, increase to second quarter 2004 net income from amounts previously reported.

Net income for the first nine months of 2003 includes net investment losses, net of income taxes, of $217 million, partially offset by credits directly related to net investment gains and losses, net of income taxes, of $51 million.

Operating earnings for the first nine months of 2004 were $2 billion, or $2.64 per diluted share, compared with $1.68 billion, or $2.30 per diluted share, for the comparable prior year period.

For the first nine months of 2004, operating earnings benefited from the aforementioned resolution of an IRS audit.

Net income and operating earnings for the first nine months of 2003 also benefited from the aforementioned items from the third quarter of 2003. In addition, for the first nine months of 2003, net income and operating earnings include a $64 million benefit, net of income taxes, ($0.09 per diluted share) from a second quarter 2003 reduction of a previously established liability related to Metropolitan Life Insurance Company's race conscious underwriting settlement; earnings of $62 million, net of income taxes, ($0.08 per diluted share) in the International segment from the merger of the company's Mexican operations and a reduction in policyholder liabilities resulting from a change in reserve methodology; and a $31 million charge, net of income taxes, ($0.05 per diluted share) related to previously deferred expenses.

A reconciliation of net income and net income per diluted share to operating earnings and operating earnings per diluted share follows:

                                                                                      For the nine months ended September 30,
                                                                                   --------------------------------------------
                                                                                           2004                    2003
                                                                                   --------------------    --------------------
                                                                                   (Dollars in millions, except per share data)
Net income                                                                         $ 2,247      $  2.97    $ 1,516      $  2.04
Net investment (gains) losses, net of
   income taxes (1)                                                                   (296)       (0.39)       217         0.30
Adjustments related to net investment (gains)
   losses, net of income taxes (2)                                                     (37)       (0.05)       (51)       (0.07)
Impact of conversion of securities                                                      --           --         --         0.03
Cumulative effect of a change in accounting (3)                                         86         0.11         --           --
                                                                                   -------      -------    -------      -------
Operating earnings                                                                 $ 2,000      $  2.64    $ 1,682      $  2.30
                                                                                   =======      =======    =======      =======

(1) Net investment gains (losses), net of income taxes, include gains on sales of real estate and real estate joint ventures related to discontinued operations of $88 million and $61 million, respectively, for the nine months ended September 30, 2004 and 2003. In addition, net investment gains (losses), net of income taxes, exclude gains of $31 million and $35 million for the nine months ended September 30, 2004 and 2003, respectively, from scheduled settlement payments on derivative instruments not qualifying for hedge accounting treatment.

(2) Adjustments related to net investment gains (losses), net of income taxes, include amortization of deferred policy acquisition costs, adjustments related to the policyholder dividend obligation and amounts allocable to certain participating contracts.

(3) Cumulative effect of a change in accounting, net of income taxes, for the nine months ended September 30, 2004 relates to the adoption of AICPA Statement of Position 03-1, Accounting and Reporting by Insurance Enterprises for Certain Non-Traditional Long-Duration Contracts and for Separate Accounts.

THIRD QUARTER SEGMENT OVERVIEW

Reconciliations of segment net income to operating earnings are provided in the tables that accompany this release.

INSTITUTIONAL BUSINESS EARNINGS UP 11%

Institutional Business operating earnings for the third quarter of 2004 were $294 million, compared with $264 million in the prior year period. Growth in the segment was due to strong interest spreads and continued growth in the asset base for Retirement and Savings. In addition, underwriting results in Group Life remained favorable. This was partially offset by a decrease in non-medical health operating earnings, due to a decline in underwriting margins in the dental and accidental death and dismemberment businesses along with higher expenses, including costs associated with the closing of one of the company's disability claims centers.

During the quarter, Group Life premiums, fees and other revenues grew 8% over the prior year period primarily due to strong term life sales and persistency and, in part, to the acquisition of John Hancock's group life insurance business in 2003. Retirement and Savings net investment income grew 15% due to an increase in the asset base driven by strong guaranteed investment contracts and structured settlement sales and slightly higher investment yields. Non-medical health insurance premiums, fees and other revenues increased 16% during the quarter due to continued growth in the Small Business Center and Long-Term Care business. Growth in Long-Term Care was due, in part, to the early 2004 acquisition of TIAA-CREF's long-term care insurance business.

INDIVIDUAL BUSINESS EARNINGS UP 18%

Individual Business operating earnings were $201 million in the third quarter of 2004, compared with $171 million in the prior year period. Results in Individual Business were driven by higher earnings in the annuity product line due to overall growth in this product segment, as well as strong interest spreads. Variable Life/Universal Life results benefited from favorable mortality while Traditional Life results reflected adverse mortality experience and the continuing decline in revenues from the company's closed block business. Fees for the investment-type products within the Annuity business increased by 47%, compared with the year ago period. In addition, first year premiums and deposits for the Universal Life business were up 52% from the prior year period, largely driven by high initial premium sales, while Variable Life sales continue to be depressed due to market conditions.

AUTO & HOME EARNINGS

Auto & Home operating earnings were $34 million in the third quarter of 2004, compared with $42 million in the prior year period. Auto & Home results were negatively impacted by an increase of $58 million, net of income taxes, in catastrophe losses, due primarily to hurricanes in the southeast. This was partially offset by a $50 million, net of income taxes, improvement in the combined ratio, excluding catastrophes (84.8%), driven by continued reductions in auto and homeowners non-catastrophe frequencies, lower auto severities and higher average earned premiums.

INTERNATIONAL EARNINGS UP 22%

International operating earnings were $45 million in the third quarter of 2004, compared with $37 million in the prior year period. International's results were driven by unusually strong earnings from the company's operations in Mexico and solid earnings growth in South Korea. Segment earnings were partially offset by continuing investments in growth initiatives, such as start-up operations and re-engineering projects.

INVESTMENTS

During the quarter, corporate bond prepayment fees and commercial mortgage prepayments were at a slightly higher than normal level, which contributed to strong investment spreads.

OTHER SEGMENTS

Reinsurance operating earnings were $14 million in the third quarter of 2004, compared with $18 million in the prior year period. Reinsurance operations are conducted primarily through Reinsurance Group of America, Incorporated (NYSE:
RGA), of which MetLife beneficially owns approximately 52%. The decrease was primarily due to a negotiated claim settlement in RGA's discontinued accident and health business and was partially offset by favorable mortality in its North American operations.

Asset Management operating earnings were $7 million in the third quarter of 2004, compared with $4 million in the prior year period. As previously reported, the company entered into an agreement in the third quarter of 2004 to sell its wholly-owned subsidiary, SSRM Holdings, Inc., to a third party which is expected to close in early 2005. Accordingly, the results of this segment will be reported as discontinued operations in the company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2004. The company's remaining Asset Management business will be reported as a component of Corporate & Other.

CORPORATE EVENTS

For the quarter ended September 30, 2004, the company repurchased through its share repurchase program approximately 6 million shares of common stock at an aggregate cost of approximately $221 million. For the first nine months of 2004, the company repurchased approximately 14 million shares at an aggregate cost of approximately $496 million. At September 30, 2004, the company had approximately $213 million remaining on its existing share repurchase authorization. On October 26, 2004, MetLife's board of directors authorized an additional $1 billion common stock repurchase program. This program will begin after the completion of the current $1 billion program that was announced on February 19, 2002.

MetLife will hold its third quarter 2004 earnings conference call and audio Webcast on Thursday, October 28, 2004, from 8:00 to 9:00 a.m. (ET). The conference call will be available live via telephone and the Internet. To listen over the telephone, dial (612) 326-1003 (domestic and international callers). To listen to the conference call over the Internet, visit www.metlife.com (through a link on the Investor Relations page). Those who want to listen to the call on the telephone or via the Internet should dial in or go to the Web site at least fifteen minutes prior to the call to register, and/or download and install any necessary audio software.

The conference call will be available for replay via telephone and the Internet beginning at 11:30 a.m. (ET) on Thursday, October 28, 2004, until Thursday, November 4, 2004, at 11:59 p.m.

(ET). To listen to a replay of the conference call over the telephone, dial
(320) 365-3844 (domestic and international callers). The access code for the replay is 747769. To access the replay of the conference call over the Internet, visit the above-mentioned Web site.

MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and institutional customers. The MetLife companies serve individuals in approximately 13 million households in the U.S. and provide benefits to 37 million employees and family members through their plan sponsors. Outside the U.S., the MetLife companies serve approximately 8 million customers through direct insurance operations in Argentina, Brazil, Chile, China, Hong Kong, India, Indonesia, Mexico, South Korea, Taiwan and Uruguay. For more information about MetLife, please visit the company's Web site at www.metlife.com.

                                      # # #

This release contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to trends in the company's operations and financial results and the business and the products of the company and its subsidiaries, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend" and other similar expressions. Forward-looking statements are made based upon management's current expectations and beliefs concerning future developments and their potential effects on the company. Such forward-looking statements are not guarantees of future performance.

Actual results may differ materially from those included in the forward-looking statements as a result of risks and uncertainties including, but not limited to the following: (i) changes in general economic conditions, including the performance of financial markets and interest rates; (ii) heightened competition, including with respect to pricing, entry of new competitors and the development of new products by new and existing competitors; (iii) unanticipated changes in industry trends; (iv) the company's primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends; (v) deterioration in the experience of the "closed block" established in connection with the reorganization of Metropolitan Life Insurance Company; (vi) catastrophe losses; (vii) adverse results or other consequences from litigation, arbitration or regulatory investigations; (viii) regulatory, accounting or tax changes that may affect the cost of, or demand for, the company's products or services; (ix) downgrades in the company's and its affiliates' claims paying ability, financial strength or credit ratings; (x) changes in rating agency policies or practices; (xi) discrepancies between actual claims experience and assumptions used in setting prices for the company's products and establishing the liabilities for the company's obligations for future policy benefits and claims; (xii) discrepancies between actual experience and assumptions used in establishing liabilities related to other contingencies or obligations; (xiii) the effects of business disruption or economic contraction due to terrorism or other hostilities; (xiv) the company's ability to identify and consummate on successful terms any future acquisitions, and to successfully integrate acquired businesses with minimal disruption; and
(xv) other risks and uncertainties described from time to time in the company's filings with the Securities and Exchange Commission, including its S-1 and S-3 registration statements. The company specifically disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

For a copy of MetLife's Quarterly Financial Supplement, please visit www.metlife.com.

                                  MetLife, Inc.
                        Consolidated Statements of Income
                                    Unaudited
                          (Dollar amounts in millions)


                                                                                   Three months ended       Nine months ended
                                                                                      September 30,           September 30,
                                                                                 --------------------    ---------------------
                                                                                    2004        2003       2004         2003
                                                                                 --------    --------    --------    ---------
Premiums                                                                         $  5,736    $  5,079    $ 16,434    $ 14,994
Universal life and investment-type product policy fees                                738         623       2,143       1,798
Net investment income                                                               3,076       2,846       9,126       8,555
Other revenues                                                                        292         299         889         886
Net investment gains (losses)                                                         206        (126)        369        (428)
                                                                                 --------    --------    --------    ---------
          Total revenues                                                           10,048       8,721      28,961      25,805
                                                                                 --------    --------    --------    ---------

Policyholder benefits and claims                                                    5,933       5,149      16,713      15,044
Interest credited to policyholder account balances                                    739         767       2,220       2,275
Policyholder dividends                                                                456         473       1,369       1,483
Other expenses                                                                      1,920       1,638       5,606       5,133
                                                                                 --------    --------    --------    ---------
          Total expenses                                                            9,048       8,027      25,908      23,935
                                                                                 --------    --------    --------    ---------


Income from continuing operations before provision for income taxes                 1,000         694       3,053       1,870
Provision for income taxes                                                            301         143         851         463
                                                                                 --------    --------    --------    ---------
Income from continuing operations                                                     699         551       2,202       1,407
Income (Loss) from discontinued operations, net of income taxes                        (4)         23         131         109
                                                                                 --------    --------    --------    ---------
Income before cumulative effect of change in accounting, net of income taxes          695         574       2,333       1,516
Cumulative effect of change in accounting, net of income taxes (4)                      -           -         (86)          -
                                                                                 --------    --------    --------    ---------
Net income                                                                       $    695    $    574    $  2,247    $  1,516
                                                                                 ========    ========    ========    =========


OPERATING EARNINGS RECONCILIATION
Net income                                                                       $    695    $    574    $  2,247    $  1,516
      Net investment gains (losses)                                                   178        (151)        458        (375)
      Minority interest - net investment gains (losses)                                 2          (2)        (14)          -
      Net investment gains (losses) tax benefit (provision)                           (62)         85        (148)        158
                                                                                  --------    --------    --------    ---------
Net investment gains (losses), net of income taxes (1) (2)                            118         (68)        296        (217)
      Adjustments related to policyholder benefits and dividends                      (73)         30          75          53
      Adjustments related to other expenses                                             5           9         (18)         24
      Adjustments related to tax benefit (provision)                                   24         (13)        (20)        (26)
                                                                                  --------    --------    --------    ---------
Adjustments related to net investment gains (losses), net of income taxes (3)         (44)         26          37          51
Cumulative effect of a change in accounting, net of income taxes (4)                    -           -         (86)          -
                                                                                  --------    --------    --------    ---------
Operating earnings                                                               $    621    $    616    $  2,000    $  1,682
                                                                                  ========    ========    ========    =========

(1) Net investment gains (losses), net of income taxes, include gains (losses) on sales of real estate and real estate joint ventures related to discontinued operations, of ($10) million and $88 million, respectively, for the three months and nine months ended September 30, 2004 and $4 million and $61 million, respectively, for the three months and nine months ended September 30, 2003.

(2) Net investment gains (losses), net of income taxes, exclude scheduled settlement payments on derivative instruments not qualifying for hedge accounting treatment, of $8 million and $31 million, respectively, for the three months and nine months ended September 30, 2004 and $22 million and $35 million, respectively, for the three months and nine months ended September 30, 2003.

(3) Adjustments related to net investment gains (losses) include amortization of deferred policy acquisition costs, adjustments related to the policyholder dividend obligation and amounts allocable to certain participating contracts.

(4) Cumulative effect of a change in accounting, net of income taxes, for the nine months ended September 30, 2004 is in accordance with Statement of Position 03-1, Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts.

                                  MetLife, Inc.
                              Financial Highlights
                                    Unaudited
  (Dollar amounts in millions, except per share data or unless otherwise noted)

                                                                               At or for the three months  At or for the nine months
                                                                                      ended September 30,     ended September 30,
                                                                                    ----------------------   --------------------
                                                                                       2004         2003        2004       2003
                                                                                    ---------     --------   ---------  ---------
Other Financial Data:
  Net income                                                                          $  695        $  574      $2,247    $1,516
  Operating earnings                                                                  $  621        $  616      $2,000    $1,682
  Total assets under management (billions)                                            $373.5        $336.6      $373.5    $336.6

Individual Business Sales Data:
  Total first year life premiums and deposits                                         $  240        $  236      $  716    $  630
  Variable and Universal life first year premiums and deposits (including COLI/BOLI)  $  196        $  186      $  580    $  478
  Total annuity deposits                                                              $2,410        $2,843      $8,728    $8,387
  Mutual fund sales                                                                   $  689        $  769      $2,598    $2,418

Earnings per Share Calculation:

  Weighted average common shares outstanding - diluted                                 753.4         760.9       757.1     731.3
  Operating earnings per share - diluted                                              $ 0.82        $ 0.81      $ 2.64    $ 2.30
  Net income per share - diluted                                                      $ 0.92        $ 0.75      $ 2.97    $ 2.04 (1)

(1) Accounting standards require gains or losses resulting from the redemption of a subsidiary's redeemable preferred stock to be recorded in additional paid-in capital. However, such gains or losses are included in the calculation of net income per share. During the first quarter of 2003, net income per share includes a $21 million ($0.03 per diluted share) charge associated with the company's conversion of company-obligated mandatorily redeemable securities issued by MetLife Capital Trust I into long-term debt.

                                  MetLife, Inc.
                               Balance Sheet Data
              September 30, 2004 (Unaudited) and December 31, 2003
                          (Dollar amounts in millions)

                                                                                                       At                 At
                                                                                                  September 30,      December 31,
                                                                                                      2004               2003
                                                                                                  ------------       ------------
Balance Sheet Data:
  General account assets                                                                             $ 264,998          $ 251,085
  Separate account assets                                                                               81,181             75,756
                                                                                                  ------------       ------------
    Total assets                                                                                     $ 346,179          $ 326,841
                                                                                                  ============       ============

  Policyholder liabilities (including amounts of closed block)                                       $ 190,093          $ 179,571
  Short-term debt                                                                                        1,566              3,642
  Long-term debt                                                                                         6,695              5,703
  Other liabilities                                                                                     43,669             41,020
  Separate account liabilities                                                                          81,181             75,756
                                                                                                  ------------       ------------
    Total liabilities                                                                                  323,204            305,692
                                                                                                  ------------       ------------

  Common stock, at par value                                                                                 8                  8
  Capital in excess of par value                                                                        15,027             14,991
  Retained earnings                                                                                      6,440              4,193
  Treasury stock                                                                                        (1,294)              (835)
  Accumulated other comprehensive income                                                                 2,794              2,792
                                                                                                  ------------       ------------
    Total stockholders' equity                                                                          22,975             21,149
                                                                                                  ------------       ------------
    Total liabilities and stockholders' equity                                                       $ 346,179          $ 326,841
                                                                                                  ============       ============

                                  MetLife, Inc.
               Reconciliations of Net Income to Operating Earnings
                                    Unaudited
                          (Dollar amounts in millions)

                                                                                          Three months ended   Nine months ended
                                                                                             September 30,       September 30,
                                                                                          ------------------   -----------------
                                                                                            2004      2003      2004       2003
                                                                                          -------    -------   ------     ------
Institutional Operations
      Group Life
          Net income (loss)                                                                 $ 104     $  97     $ 324     $ 233
          Net investment gains (losses), net of income taxes                                    4         3        17       (18)
                                                                                          -------    -------   ------     ------
          Operating earnings (loss)                                                         $ 100     $  94     $ 307     $ 251
                                                                                          =======    =======   ======     ======

      Retirement & Savings
          Net income (loss)                                                                 $ 190     $  56     $ 543     $ 235
          Net investment gains (losses), net of income taxes                                   49       (48)      109       (71)
          Adjustments related to net investment gains (losses), net of income taxes            (3)        -        17         -
          Cumulative effect of a change in accounting, net of income taxes                      -         -       (40)        -
                                                                                          -------    -------   ------     ------
          Operating earnings (loss)                                                         $ 144     $ 104     $ 457     $ 306
                                                                                          =======    =======   ======     ======

      Non-Medical Health & Other
          Net income (loss)                                                                 $  48     $  75     $ 162     $ 189
          Net investment gains (losses), net of income taxes                                   19         9        19         3
          Adjustments related to net investment gains (losses), net of income taxes           (21)        -        (1)        -
          Cumulative effect of a change in accounting, net of income taxes                      -         -       (20)        -
                                                                                          -------    -------   ------     ------
          Operating earnings (loss)                                                         $  50     $  66     $ 164     $ 186
                                                                                          =======    =======   ======     ======

Individual Operations
      Traditional Life
          Net income (loss)                                                                 $  97     $  71     $ 261     $ 215
          Net investment gains (losses), net of income taxes                                   60       (20)       65       (46)
          Adjustments related to net investment gains (losses), net of income taxes           (18)       25         -        44
                                                                                          -------    -------   ------     ------
          Operating earnings (loss)                                                         $  55     $  66     $ 196     $ 217
                                                                                          =======    =======   ======     ======

      Variable & Universal Life
          Net income (loss)                                                                 $  42     $  22     $  86     $  53
          Net investment gains (losses), net of income taxes                                    5        (8)        3        (6)
          Adjustments related to net investment gains (losses), net of income taxes            (2)        -        (1)        -
          Cumulative effect of a change in accounting, net of income taxes                      -         -       (11)        -
                                                                                          -------    -------   ------     ------
          Operating earnings (loss)                                                         $  39     $  30     $  95     $  59
                                                                                          =======    =======   ======     ======

      Annuities
          Net income (loss)                                                                 $ 106     $  53     $ 321     $ 143
          Net investment gains (losses), net of income taxes                                    9       (15)       28       (36)
          Adjustments related to net investment gains (losses), net of income taxes            (1)        1        (2)        6
          Cumulative effect of a change in accounting, net of income taxes                      -         -        11         -
                                                                                          -------    -------   ------     ------
          Operating earnings (loss)                                                         $  98     $  67     $ 284     $ 173
                                                                                          =======    =======   ======     ======

      Other
          Net income (loss)                                                                 $   3     $   8     $  15     $  28
          Net investment gains (losses), net of income taxes                                   (6)        1       (15)       (5)
          Adjustments related to net investment gains (losses), net of income taxes             -        (1)        -         -
                                                                                          -------    -------   ------     ------
          Operating earnings (loss)                                                         $   9     $   8     $  30     $  33
                                                                                          =======    =======   ======     ======

Auto & Home
      Auto
          Net income (loss)                                                                 $  51     $  23     $ 131     $  38
          Net investment gains (losses), net of income taxes                                   (1)        -        (4)       (2)
                                                                                          -------    -------   ------     ------
          Operating earnings (loss)                                                         $  52     $  23     $ 135     $  40
                                                                                          =======    =======   ======     ======

      Homeowners
          Net income (loss)                                                                 $ (18)    $  20     $  16     $  70
          Net investment gains (losses), net of income taxes                                    -         1         -        (1)
                                                                                          -------    -------   ------     ------
          Operating earnings (loss)                                                         $ (18)    $  19     $  16     $  71
                                                                                          =======    =======   ======     ======

      Other
          Net income (loss)                                                                 $   -     $   -     $   -     $   3
          Net investment gains (losses), net of income taxes                                    -         -         -         -
                                                                                          -------    -------   ------     ------
          Operating earnings (loss)                                                         $   -     $   -     $   -     $   3
                                                                                          =======    =======   ======     ======

International
          Net income (loss)                                                                 $  38     $  51     $ 144     $ 177
          Net investment gains (losses), net of income taxes                                    2        14        19        10
          Adjustments related to net investment gains (losses), net of income taxes            (9)        -        25         -
          Cumulative effect of a change in accounting, net of income taxes                      -         -       (30)        -
                                                                                          -------    -------   ------     ------
          Operating earnings (loss)                                                         $  45     $  37     $ 130     $ 167
                                                                                          =======    =======   ======     ======

                                                                                          Three months ended   Nine months ended
                                                                                             September 30,       September 30,
                                                                                          ------------------   -----------------
                                                                                            2004      2003      2004       2003
                                                                                          -------    -------   ------     ------
Reinsurance

          Net income (loss)                                                               $    14      $ 19    $   73     $  61
          Net investment gains (losses), net of income taxes                                   (9)        1        15         4
          Adjustments related to net investment gains (losses), net of income taxes             9         -        (2)        -
          Cumulative effect of a change in accounting, net of income taxes                      -         -         5         -
                                                                                          -------    -------   ------     ------
          Operating earnings (loss)                                                       $    14      $ 18    $   55     $  57
                                                                                          =======    =======   ======     ======
Asset Management (1)
          Net income (loss)                                                               $     7      $  6    $   28     $  17
          Net investment gains (losses), net of income taxes                                    -         2         -         7
                                                                                          -------    -------   ------     ------
          Operating earnings (loss)                                                       $     7      $  4    $   28     $  10
                                                                                          =======    =======   ======     ======

(1) As previously reported, the company entered into an agreement in the third quarter of 2004 to sell its wholly-owned subsidiary SSRM Holdings, Inc. to a third party which is expected to close in early 2005. Accordingly, the results of this segment will be reported as discontinued operations in the company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004.